FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Canfield                           James                  A.
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   (Last)                            (First)              (Middle)

                               1205 S. DuPont St.
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                                    (Street)


   Ontario                             CA                   91761
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                  June 8, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                              LifePoint, Inc. - LFP
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      Vice President, North American Sales
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6.   If Amendment, Date of Original (Month/Day/Year)



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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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   None
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------


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Common Stock Option     (1)         6/7/11     Common Stock, $.001 par      100,000           $3.85              D        N/A
                                               value
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Common Stock Purchase   (2)        3/31/07     Common Stock, $.001 par      66,667            $3.85              D        N/A
Warrant                                        value
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Common Stock Purchase   (3)        3/31/07     Common Stock, $.001 par      66,667            $3.85              D        N/A
Warrant                                        value
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Common Stock Purchase   (4)        3/31/07     Common Stock, $.001 par      66,666            $3.85              D        N/A
Warrant                                        value

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
Explanation of Responses:

(1) Becomes exercisable as to 25,000 shares on 6/8/02 becomes exercisable as to 2083 shares on the 8th day of each month for 35 months thereafter and becomes exercisable as to 2095 shares on the 8th day of the 36th month thereafter.

(2) Warrant becomes exercisable only if Issuer achieves the sales goal of its product for the 2002 Fiscal Year, as set forth in the Issuer's 2002 annual budget.

(3) Warrant becomes exercisable only if Issuer achieves the sales goal of its product for the 2003 Fiscal Year, as set forth in the Issuer's 2003 annual budget.

(4) Warrant becomes exercisable only if Issuer achieves the sales goal of its product for the 2004 Fiscal Year, as set forth in the Issuer's 2004 annual budget.



         /s/ James Canfield                        7/30/01
    -----------------------------           -----------------------
        James Canfield                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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